Exhibit 10.64

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

This Settlement Agreement and Mutual Releases (the “Agreement”) is entered into as of February 29, 2024 by and among Sorrento Therapeutics, Inc. and Scilex Pharmaceuticals Inc., on the one hand, and Virpax Pharmaceuticals, Inc. on the other hand. They are collectively referred to herein as “the Parties” and each individually as a “Party.”

WHEREAS, Sorrento and Scilex filed the lawsuit captioned Sorrento Therapeutics, Inc. and Scilex Pharmaceuticals Inc. v. Anthony Mack and Virpax Pharmaceuticals, Inc., Case No.

2021-0210-PAF (the “Action”), in which Sorrento and Scilex asserted claims for breach of contract against Mack and tortious interference against Virpax, breach of fiduciary duty against Mack and aiding and abetting against Virpax, and trade secret misappropriation against Mack and Virpax (the “Asserted Claims”).

WHEREAS, on February 13, 2023, Sorrento filed for chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

WHEREAS, on September 1, 2023, the Delaware Court of Chancery issued a memorandum opinion (the “Opinion”) finding: (1) Mack breached the RCA with Sorrento; (2) Virpax is liable for tortious interference with that contract; (3) Plaintiffs waived their claims for breach of Mack’s employment contract and for tortious interference with prospective economic advantage; (4) Mack breached his fiduciary duty of loyalty to Scilex; (5) Virpax aided and abetted Mack’s breach of fiduciary duty; and (6) Mack misappropriated certain Scilex trade secrets.

WHEREAS, in the Opinion, the Court instructed the parties to submit supplemental briefing on the appropriate remedy to implement its rulings. On October 18, 2023, Plaintiffs submitted a supplemental brief on remedies. On November 29, 2023, Defendants submitted a supplemental brief on remedies. On December 21, 2023, Plaintiffs submitted a supplemental reply brief on remedies.

WHEREAS, the Parties desire to settle, discharge and terminate all claims, controversies and potential claims and controversies which may exist whether known or unknown, against each other as of the Effective Date (as defined below) without resort to further claim or dispute of any nature whatsoever in any way arising out of, or in any way related to, the Action, the Asserted Claims, and any other claims, including any counterclaims, that could have been asserted in the Action, upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and representations contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound thereby, the Parties agree as follows:

TERMS OF AGREEMENT

1. Bankruptcy Court Approval. Notwithstanding any other terms of this Agreement to the contrary, the obligations and representations of the Parties under this Agreement are expressly conditioned on and subject to the entry by the Bankruptcy Court of an order approving this Agreement (the “Settlement Order”). If the Settlement Order is not entered by April 1, 2024 (or such other date as agreed to in writing by the Parties), this Agreement shall terminate automatically.

Sorrento covenants that it will seek expedited/emergency approval from the Bankruptcy Court in getting this Agreement approved by the Bankruptcy Court, and it further covenants that it will request that any such settlement order be immediately effective and will oppose any attempt to stay the Settlement Order. If there are no objections to Sorrento’s motion for approval of the Agreement, the date the Settlement Order is entered shall be and is referred to herein as the “Effective Date.” If there are objections, the date the Settlement Order becomes non-appealable shall be the “Effective Date.”

2. Settlement Consideration. Virpax will pay Sorrento and Scilex a total of $6 million. Virpax will pay that amount as follows: No later than two business days after the Effective Date, Virpax will wire $3.5 million to Scilex (the “Initial Payment”). By or on July 1, 2024, Virpax will wire the remaining $2.5 million to Scilex.

3. Royalty Payments. Virpax shall pay a 6% royalty to Sorrento and Scilex on worldwide Net Sales of all Products sold during the Royalty Term by Virpax or any Selling Party.

a.

“Products” shall mean the drug candidates referred to in the Action as Epoladerm, Probudur, and Envelta (and individually, a “Product”), and shall incorporate by reference the definition of “Product” from the June 6, 2017 License Agreement between MedPharm Limited and Virpax Pharmaceuticals, LLC, “Licensed Product” from the March 19, 2018 License and Sublicense Agreement between LipoCureRx, Ltd. and Virpax Pharmaceuticals, Inc., and “Licensed Product” from the April 11, 2019 Collaboration and License Agreement between Nanomerics Ltd. and Virpax Pharmaceuticals, Inc.

b.	“Royalty Term” shall mean the period of time commencing on the date of the first commercial sale of a Product and ending on a country-by-country basis with respect to each Product upon the later of:

i.	expiration of the last-to-expire valid patent claim of Virpax or its licensor covering the manufacture, use or sale of such Product in such country; and

ii.	expiration of any period of regulatory exclusivity for such Product in such country.

c.	“Selling Party” shall mean any affiliate sub-licensee, co-marketer, collaborator, joint venturer or other partner of Virpax.

d.

“Net Sales” shall mean with respect to any Product, the gross amount invoiced with respect thereto by Virpax or a Selling Party in an arm’s length transaction exclusively for money or, where the sale is not at arm’s length or not exclusively for money, the price that would have been so invoiced if it had been at arm’s length exclusively for money, less the following to the extent allowed, paid or accrued with respect to such sales consistent with relevant accounting standards:

i.	normal and customary trade, cash and/or quantity discounts allowed and taken, and wholesaler and inventory management fees paid, with respect to sales of such product or products;

ii.	amounts paid, repaid or credited by reason of defects, rejection, recalls, returns and allowances with respect to such product or products;

iii.	any applicable sales, use or value-added taxes;

iv.	charges, chargebacks, rebates, discounts and amounts under rebate programs paid or accrued on sale or dispensing of the such product;

v.	all transportation charges, including freight, postage and insurance related directly to such product, in each case to the extent included in the invoice price to a buyer; and

vi.

all other deductions allowed by relevant accounting standards, as consistently applied by Virpax and its affiliates (or their licensees or sub-licensees, as applicable) in determining net product sales.

For clarification, sale of a Product by a selling party to another selling party for resale by such entity to a third party shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with applicable law, regulation or request by a regulatory authority, shall not, in each case of (A) through (D), be deemed sales of such product for purposes of this definition of “Net Sales.”

4. Destruction of Scilex Information. Within 30 days of the Effective Date, Virpax shall perform a search of its systems for Scilex’s nonpublic information, including all documents identified in the pleadings and alleged to be Scilex’s confidential information. Virpax shall destroy all hard copies of such information and shall remove any such information from its computing systems but shall create a preservation copy of such information on a hard drive that shall be maintained by Virpax’s counsel Ballard Spahr during the pendency of this Action until there is a binding settlement or final, non-appealable decision as to all parties to the Action.

5. Affidavit regarding Scilex’s Confidential Information. Within 30 days of the Effective Date, Virpax will provide Scilex with an affidavit from its CEO confirming that that Virpax has complied with its obligation to destroy Scilex confidential information and confirming that no Scilex confidential information remains in Virpax’s possession.

6. Release by Sorrento and Scilex. Upon payment of the Initial Payment, and in exchange for the consideration set forth in this Agreement, Sorrento and Scilex, on behalf of themselves, their parents, subsidiaries, affiliates, directors, managers, officers, shareholders, members, employees, attorneys, agents, representatives, predecessors, successors and assigns, knowingly and voluntarily releases and forever discharges Virpax and its respective parents, subsidiaries, affiliates, directors, managers, officers, shareholders, members, employees, attorneys, agents, representatives, predecessors, successors and assigns (as applicable), of any and all causes of action, claims, demands, damages, debts, liabilities, attorneys’ fees and all other manner of actions (“Claims”) that were asserted in the Action, that could have been asserted in the Action, and/or that arise from or are related to the facts and circumstances alleged in the Action, and existed as of the Effective Date and could have been asserted against such released persons. For the avoidance of doubt, Defendant Anthony Mack, Virpax’s former CEO and Chairman, is not included in this release and Sorrento and Scilex reserve the ability to pursue all Claims against Mr. Mack.

7. Release by Virpax. Upon the Effective Date, and in exchange for the consideration set forth in this Agreement, Virpax, on behalf of itself and its attorneys, agents, representatives, predecessors, successors, and assigns, knowingly and voluntarily releases and forever discharges Sorrento and Scilex, and their respective parents, subsidiaries, affiliates, directors, managers, officers, shareholders, members, employees, attorneys, agents, representatives, predecessors, successors and assigns, of any and all Claims, that could have been asserted in the Action and/or that arise from or are related to the facts and circumstances alleged in the Action, and existed as of the Effective Date and could have been asserted against such released persons.

8. Releases Include Unknown Claims. The Parties acknowledge that the releases in this Agreement may include a release of Claims, whether fixed or contingent, at law or in equity that are unknown or unsuspected up to the Effective Date. The releases in this Agreement are to be interpreted as broadly as the law allows. The Parties hereby waive any common law or statutory doctrine or provision that limits the effect of a release of unknown or unsuspected claims, counterclaims, demands, damages, debts, liabilities, attorneys’ fees, actions, causes of action, obligations, covenants, contracts, agreements, promises, disputes, demands, and all other manner of actions whatsoever, whether fixed or contingent, at law or in equity, including any law or principle of common law which is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

9. Enforcement of Releases. All of the persons and entities receiving releases in this Agreement have the right to enforce those releases.

10. Representations and Warranties of All Parties. The Parties represent and warrant:

(a)	each Party has the legal right, capacity and authority to enter into this Agreement;

(b)	each Party has taken all necessary corporate and legal actions, as applicable, to duly approve the making and performance of this Agreement;

(c)	this Agreement has been validly executed and delivered by the Party and constitutes a valid and binding obligation, enforceable against the Party in accordance with the terms hereof;

(d)	neither the execution nor performance of this Agreement by such Party constitutes or will constitute a violation or breach of such Party’s charter or bylaws (or comparable documents, as applicable);

(e)

neither the execution nor the performance of this Agreement will constitute a violation or breach of any law, order, injunction, judgment, statute or regulation applicable to such Party or constitutes or will constitute a material default (or would, with the passage of time or the giving of notice, or both, constitute such a default) under any material contract, agreement or other instrument to which such Party is a party or by which it is bound;

(f)

each Party has not relied upon any document, statement, representation, promise, inducement, understanding or information made or provided by any other Party or its representatives except as expressly set forth in this Agreement, and such Party has relied solely upon its own due diligence and independent judgment concerning this Agreement and the Party’s decision to enter into this Agreement;

(g)	each Party has read this Agreement and fully understands all of its terms, covenants, conditions, provisions and obligations;

(h)	the language, terms, conditions and provisions of this Agreement are the result of negotiations between the parties;

(i)

each Party specifically acknowledges that this Agreement shall not be subject to any claim of mistake of fact, that it expresses a full and complete settlement between the Parties, and that regardless of the adequacy or inadequacy of the consideration described herein, this Agreement is intended to avoid litigation and to be a final and complete settlement of claims and obligations between the Parties described herein as covered by this Agreement;

(j)	each Party has not assigned or transferred any Claim or interest in any Claim that is the subject of the releases in this Agreement; and

(k)

each Party is not presently aware of any other Claim it has against any other party arising from or relating to the facts alleged in the Action other than those asserted in the Action or referenced herein.

11. Enforcement Actions. Notwithstanding the foregoing, nothing contained herein shall be interpreted as preventing any Party from filing suit to enforce any portion of this Agreement.

12. Dismissal. No later than two business days after Scilex receives the Initial Payment, Sorrento and Scilex will stipulate to the dismissal of the Action with prejudice by filing the Stipulation of Dismissal substantially in the form attached hereto as Exhibit A. The Parties will cooperate on any requested changes to the form and manner of such Stipulation of Dismissal.

13. Choice of Law. The parties agree that the terms of the Settlement Agreement will be interpreted and construed under Delaware law, without regard to otherwise applicable conflict of law rules.

14. Jurisdiction. The Delaware Court of Chancery will retain jurisdiction over enforcement of the Settlement Agreement and the promises made therein. Jurisdiction is retained solely for that purpose.

15. Notice/Cure/Settlement Conference. Before raising any potential breaches of this Agreement with the Court, the Parties will meet and confer within five (5) business days of notice of the breach to negotiate a resolution. Notice pursuant to this requirement shall be in writing and shall be deemed duly given: (i) upon actual receipt; (ii) five (5) business days after mailing by first class, certified, or registered U.S. mail, postage prepared and addressed as indicated in Paragraph 26, return receipt requested; (iii) if given by email, once such notice or other communication is transmitted to the email address(es) specified in this Agreement, or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery and addressed as indicated in this Agreement, the business day following its delivery to such service in time for next day delivery. The Party alleged to be in breach shall have seven (7) business days in which to cure the breach. If no resolution can be negotiated or if the breach is not cured within seven (7) business days, or cannot be cured, the non-breaching Party may file an action seeking to enforce this Agreement.

16. No Admission and No Precedential Value. This settlement and the terms of this Agreement constitute a compromise of the Asserted Claims and any Claims (as defined above) and is made solely to avoid the uncertainties associated with litigation and further expenditures of time, fees, and costs by the Parties. Neither the offer nor acceptance of the terms and conditions of this Agreement shall be used as evidence of, or be deemed or asserted to be, an admission of liability or fault on the part of any Party.

17. Costs and Attorney’s Fees. The Parties shall each individually bear all attorneys’ fees, costs, and disbursements of its own counsel and consultants in connection with this Agreement and the matters and documents referred to herein, and all related matters.

18. Modification. No modification of this Agreement shall be valid unless made in a writing signed by all Parties hereto, wherein specific reference is made to this Agreement.

19. Integration. The terms of this Agreement constitute the full and complete understanding, agreement, and arrangement of the Parties with respect to the matters set forth herein and the integrated memorial of their agreement with regard to settlement, and supersede all prior agreement, except as set forth herein and as with respect to any protective/confidentiality order entered into by the Parties in the Action.

20. Construction. The headings contained in this Agreement are for convenience only and do not constitute part of and shall not be used to interpret this Agreement. The language in all parts of this Agreement shall be construed according to its fair meaning and not strictly for or against any Party because that Party or that Party’s legal representative drafted it.

21. Severability. If any terms or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

22. Jointly Drafted. The Agreement has been reviewed by counsel for all Parties. The Parties, through their respective legal counsel, have participated in the drafting and negotiation of this Agreement. The Agreement shall be deemed to have been jointly drafted by each of them for the purposes of applying any rule of contract construction.

23. Cooperation with Respect to this Agreement. The Parties agree to cooperate fully and execute all supplementary documents and to take all action that may be necessary or appropriate to give full force and effect to the terms and conditions of this Agreement, and which are not inconsistent with the terms set forth herein.

24. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective parents, subsidiaries, directors, officers, agents, employees, stockholders, heirs, executors, administrators, legal representatives, predecessors, successors and assigns.

25. Counterparts and Execution. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original and may be delivered via mail, email (.pdf) or facsimile, any of which shall be deemed an original, and such counterparts will together constitute but one Agreement. The Parties agree that this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (“E-Sign Act”), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act (“UETA”) and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on the Parties the same as if it were physically executed and the Parties hereby consents to the use of any third party electronic signature capture service providers as may be chosen by any other Party.

26. Notice. Any notice required or permitted to be given to the Parties will be deemed to have been properly given if delivered in person or by certifiable mail, return receipt requested, or if delivered by one of the means set forth in this Agreement, if addressed to:

For Sorrento:

Sorrento Therapeutics, Inc.

4955 Directors Place

San Diego, California 92121

HJi@sorrentotherapeutics.com

With a copy to:

Steve Feldman

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

steve.feldman@lw.com

For Scilex:

Scilex Pharmaceuticals Inc.

960 San Antonio Road, Suite 11

Palo Alto, CA 94303

jshah@scilexholding.com

With a copy to:

Steve Feldman

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

steve.feldman@lw.com

For Virpax:

Virpax Pharmaceuticals, Inc.

1055 Westlakes Drive, Suite 300

Berwyn, PA 19312

gbruce@virpaxpharma.com

With a copy to:

Elizabeth A. Sloan

Ballard Spahr LLP

919 N. Market Street, Suite 11

Wilmington DE 19801

sloane@ballardspahr.com

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IN WITNESS WHEREOF, the Parties have signed this Agreement on the date set forth below.

Sorrento Therapeutics, Inc.

		By:	/s/ Mohsin Meghji
Date:	February 29, 2024	Name:	Mohsin Meghji
		Its:	Chief Restructuring Officer

Scilex Pharmaceuticals Inc.

		By:	/s/ Jaisim Shah
Date:	February 29, 2024	Name:	Jaisim Shah
		Its:	Chief Executive Officer

Date:	February 29, 2024	Virpax Pharmaceuticals, Inc.

		By:	/s/ Gerald W. Bruce
		Name:	Gerald W. Bruce
		Its:	Chief Executive Officer